Exhibit 5.1

425 MARKET STREET SAN FRANCISCO CALIFORNIA 94105-2482 TELEPHONE: 415.268.7000 FACSIMILE: 415.268.7522 WWW.MOFO.COM	MORRISON & FOERSTER LLP NEW YORK, SAN FRANCISCO, LOS ANGELES, PALO ALTO, SACRAMENTO, SAN DIEGO, DENVER, NORTHERN VIRGINIA, WASHINGTON, D.C. TOKYO, LONDON, BRUSSELS, BEIJING, SHANGHAI, HONG KONG

May 13, 2013

Restoration Hardware Holdings, Inc.

15 Koch Road, Suite J

Corte Madera, California 94925

Re: Registration Statement on Form S-1

Ladies and Gentlemen:

We are acting as counsel to Restoration Hardware Holdings, Inc., a Delaware corporation (the “Company”), in connection with the registration of 8,625,000 shares of the Company’s Common Stock, par value $0.0001 per share (the “Common Stock”), pursuant to a Registration Statement on Form S-1, as amended (the “Registration Statement”), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, covering the sale by the Selling Stockholders identified in the Registration Statement of 7,500,000 shares of Common Stock (the “Firm Shares”), including the sale by the Selling Stockholders identified in the Registration Statement of shares of Common Stock issuable upon the exercise of stock options (the “Stock Option Shares”), and, if exercised, the sale by the Selling Stockholders identified in the Registration Statement of up to 1,125,000 shares of Common Stock subject to an option to purchase additional shares (the “Optional Shares” and, together with the Firm Shares, the “Shares”).

As counsel for the Company, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary for the purposes of rendering this opinion and we are familiar with the proceedings taken and proposed to be taken by the Company in connection with the authorization, issuance and sale of the Shares. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the originals of all documents submitted to us as copies.

Based upon the foregoing, we are of the opinion that:

1. The Shares, excluding the Stock Option Shares, are duly authorized, validly issued, fully paid and nonassessable.

2. The Stock Option Shares have been duly and validly authorized, and when issued and sold in accordance with the terms set forth in the applicable option agreement pursuant to which such Stock Option Shares are to be issued, will be validly issued, fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement, and we consent to the reference of our name under the caption “Legal Matters” in the Prospectus forming a part of the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Morrison & Foerster LLP